Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS COMPARATIVE RESULTS

FORT LAUDERDALE, FL, September 5, 2019 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its first quarter ended July 27, 2019.

In thousands, except EPS	Net Sales	Net Income	EPS

Three Months Ended July 27, 2019	$263,568	$34,542	$.74

Three Months Ended April 27, 2019	$239,914	$26,135	$.56

The above presentation emphasizes brand LaCroix’s significant stair-step influence returning to a more positive directional position.

The Company has an authorized stock repurchase plan in effect as disclosed in its Form 10-K. Cash on hand is $202.7 million at July 2019.

Trending Perspectives

●	New focus is National Beverage’s core driver and international customers are piggyback targets providing growth.

●	Unique theme and demographic innovation will stay permanently affixed to the dashboard.

●	Canada, the United Kingdom, Ireland and European distribution partnerships are dashboard priorities.

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National Beverage Corp.

Highlights First Quarter

●	LaCroix’s 13 market bus tour and sampling experiences garnered over 25 million in impressions this summer (actual 25,192,955 source Vector Media).

●	LaCroix Hi-Biscus Social Campaign reached influencers representing over 187 million impressions on Instagram (actual 187,206,444 source Instagram).

●

LaCroix Pamplemousse has reached iconic status with numerous placements in the media including several appearances on the Tonight Show featuring Jimmy Fallon. The entire LaCroix line up is now led by Pamplemousse.

We want to thank our loyal and dedicated consumer base that applauded the launch of our Hi-Biscus.

We love our LaCroix . . .

We are passionate about our LaCroix . . .

We are crazy about our LaCroix . . .

We #LIVE LaCroix!!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
April 27, 2019, July 27, 2019 and July 28, 2018

	(in thousands, except per share amounts)
	Three Months Ended
	April 27, 2019	July 27, 2019	July 28, 2018

Net Sales	$239,914	$263,568	$292,590

Net Income	$26,135	$34,542	$48,830

Earnings Per Common Share
Basic	$.56	$.74	$1.05
Diluted	$.56	$.74	$1.04

Average Common Shares Outstanding
Basic	46,644	46,646	46,619
Diluted	46,892	46,880	46,919

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.